VMware Updates Executive Responsibilities

PALO ALTO, Calif., Aug. 19, 2014 - VMware, Inc., the global leader in virtualization and cloud infrastructure, today announced organizational changes designed to help accelerate its technology innovation, improve its focus on customers, and increase operational efficiency across the organization.
“These executive changes are designed to support our growth, help bring the company’s ground-breaking innovations to life, and will also help us more rapidly anticipate and respond to customer needs,” said Pat Gelsinger, chief executive officer, VMware.

Carl Eschenbach, president and chief operating officer, is taking on an expanded role with the addition of the Corporate Strategy and Business Development function moving into his organization. This reflects the growing diversity of the company’s relationships with customers, partners and industry stakeholders. Eschenbach will continue to lead VMware’s connected customer engagement across Sales, Marketing, Services, Global Customer Operations and VMware’s Global Partner Organization, including an increased focus on strategic and emerging partners.

Jonathan Chadwick will be assuming an expanded role as chief financial officer and chief operating officer for VMware. He will be working jointly with Carl Eschenbach on key operational priorities reflective of the opportunities ahead for the company. In this role, Chadwick will be responsible for operational excellence across key business functions including HR, finance, legal, IT, and operations, and for introducing new business models and processes to support VMware’s growth.

In addition to the expanded roles of Eschenbach and Chadwick, VMware today announced three executive promotions.

Betsy Sutter has been promoted to corporate senior vice president and chief people officer. VMware’s strong performance and growth is being fueled by Sutter and her team, who are hiring at a rapid pace and attracting, bright, diverse and talented new leaders and employees to the company. VMware’s diverse, global workforce is one of its strongest assets, and reflects the company’s strength in attracting, retaining, and developing its people.

Bill Fathers has been promoted to executive vice president and general manager of the Hybrid Cloud Services Business Unit. He and his team continue to expand the global footprint of VMware’s hybrid cloud offerings, with new partners and new services which provide the company’s 500,000 customers a quick and seamless way to extend their data centers to enterprise-class hybrid clouds.

Martin Casado, fellow and chief technology officer, Networking, will take on the leadership of the Networking and Security Business Unit as senior vice president and general manager. Casado, one of the inventors of software-defined networking, was co-founder of Nicira, a company acquired by VMware in 2012. He has been a key driver in helping build VMware NSX, the company’s network virtualization platform, to become the $100 million and growing VMware business it is today. Martin replaces Steve Mullaney, who, after successfully leading the integration of Nicira into VMware, has decided to leave the company, effective Sept. 30, 2014.

About VMware
VMware (NYSE: VMW) is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2013 revenues of $5.21 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

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Contacts:
Michael Thacker
VMware Global Communications
1.650.427.4454
mthacker@vmware.com